Exhibit 99.1
December 9, 2025 For Immediate Release

Press Release

Heartland Express, Inc. Announces Integration of CFI’s U.S. Operations into Heartland Express

NORTH LIBERTY, IOWA – December 9, 2025 - Heartland Express, Inc. (Nasdaq: HTLD) (the “Company”) announced today that the Company plans to integrate the U.S. operations of Contract Freighters, Inc. (“CFI”) into Heartland Express, effective December 31, 2025.

The Company’s Chief Executive Officer, Mike Gerdin, commented “We are excited to announce the integration and rebranding of the U.S. operations of CFI into Heartland Express, similar to several of our prior acquisitions.  CFI Logistica, S.A, de C.V., the Company’s Mexican operations subsidiary will not be impacted.  CFI’s sequential operating performance has improved during 2025, supported by the completion of our transportation management system conversion during the first quarter of 2025 and our transition to a unified driver electronic logging device and communication system with Heartland Express in the second quarter of 2025.  Given this progress and the current status of our industry, we believe that integrating and rebranding CFI into Heartland Express is the next logical step in enhancing our consolidated operating and financial performance.  Further, this decision was driven by a desire to align our CFI drivers’ pay package with our legacy Heartland Express pay package, providing them with an increased driver compensation and benefits package that we believe is among the best in the industry.  Drivers will remain in their current trucks and have the option to choose any of the pay packages in the legacy Heartland Fleet.  Drivers will also have the option to run in the other subsidiaries, Millis Transfer, LLC (Millis) or Smith Transport, LLC (Smith) fleets, within our family of brands.  Customers will benefit from increased capacity within the integrated fleets, allowing us to continue to provide the committed, on-time service our customers have come to expect.”

We expect to continue to maintain current CFI offices in Joplin, Missouri (the current headquarters of CFI), as well as West Memphis, Arkansas, and Laredo, Texas.  Additionally, we plan to offer all current CFI employees the opportunity to continue their employment with Heartland Express.  Millis and Smith will remain in their current status.

We are currently assessing whether the integration and rebranding of CFI will have any impact on the value of the goodwill and other intangible assets associated with CFI.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to the expected impact of our integration and rebranding of CFI are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

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